Thoratec® Reports Second Quarter 2013 Results

- Revenue of $130.5 million for the second quarter of 2013, an increase of 10% year-over-year

- GAAP Net Income per Diluted Share of $0.40, and Non-GAAP Net Income per Diluted Share of $0.52

- Company reaffirms full-year 2013 guidance for revenue of $490 million to $510 million and adjusts guidance for earnings per share to account for the acquisition of DuraHeart® II

PLEASANTON, Calif., July 31, 2013 /PRNewswire/ -- Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, today reported its financial results for the second quarter and first half of 2013.

"Thoratec delivered strong results during the second quarter, supported by our leadership positions with HeartMate II® and CentriMag®, as well as our intense focus on driving continued growth in the global MCS market," said Gary F. Burbach, President and Chief Executive Officer. "HeartMate II unit volume increased by nine percent on a global basis, highlighted by sequential growth in the U.S. market and robust growth internationally, driven in part by our successful initial launch in Japan," he added.

For the quarter ended June 29, 2013, Thoratec reported revenues of $130.5 million, a ten percent increase versus revenues of $118.6 million in the same period a year ago. Net income on a GAAP basis was $23.2 million, or $0.40 per diluted share, compared to GAAP net income of $20.8 million, or $0.35 per diluted share, in the same period last year. Non-GAAP net income, which is described later in this press release, was $30.4 million, or $0.52 per diluted share in the second quarter of 2013, compared to non-GAAP net income of $26.8 million, or $0.45 per diluted share, in the second quarter of 2012.

For the first six months of fiscal 2013, revenues were $248.2 million, an increase of one percent over revenues of $245.4 million in the same period a year ago. Net income on a GAAP basis was $41.4 million, or $0.71 per diluted share, compared with GAAP net income of $46.3 million, or $0.78 per diluted share, in the same period a year ago. Non-GAAP net income was $54.3 million, or $0.93 per diluted share, compared with non-GAAP net income of $57.4 million, or $0.96 per diluted share, in the same period a year ago.

"We recently celebrated the 15,000th implant of HeartMate II, a significant milestone for Thoratec, the broader field of mechanical circulatory support, and the patients that we serve," Burbach commented. "HeartMate II has set a new standard for clinical performance and has facilitated broader adoption of VAD therapy. We remain committed to continuing to drive the field forward through our significant investments in market and product development."

Second Quarter and First Six Months of 2013 Financial Results

Thoratec reported revenues of $130.5 million in the second quarter of 2013, an increase of ten percent compared to the same quarter last year. The HeartMate product line contributed $115.7 million, an increase of nine percent, driven primarily by expansion of our international business, including the commercial launch in Japan. The CentriMag product line contributed $11.5 million, an increase of 44 percent, and the PVADTM and IVADTM product line contributed $2.7 million, a decrease of 29 percent.

For the first half of 2013, Thoratec reported revenues of $248.2 million, an increase of one percent, compared to the same period last year. The HeartMate product line contributed $218.6 million to revenues, relatively in-line with the same period last year, while the CentriMag product line contributed $21.9 million, an increase of 31 percent. The PVAD and IVAD product line contributed $6.5 million, a decrease of 32 percent.

GAAP gross margin in the second quarter of 2013 was 68.6 percent compared to 69.6 percent in the same quarter last year. The decrease in GAAP gross margin was due primarily to manufacturing variances, and the impact of the U.S. medical device excise tax, which we recorded for the first time at the beginning of 2013, offset by lower intangible amortization expense and the absence of the Levitronix Medical fair market value inventory adjustment. Non-GAAP gross margin, described later in this press release, was 70.4 percent compared to 72.1 percent in the same quarter last year.

GAAP operating expenses in the second quarter of 2013 were $56.4 million compared to $51.8 million in the same quarter last year. The increase in GAAP operating expenses was due primarily to incremental personnel supporting our product and market development initiatives, offset by the absence of an expense related to the termination of a distributor in 2012. Non-GAAP operating expenses, described later in this press release, were $47.7 million compared to $46.1 million in the same quarter last year.

The company's GAAP effective tax rate in the second quarter of 2013 was 30.3 percent versus 32.7 percent a year ago. The decrease in the GAAP effective tax rate was primarily due to the federal research tax credit, which we recognized in 2013 but were unable to recognize in 2012 due to the absence of enacted legislation. The non-GAAP tax rate, which is described later in this press release, was 31.5 percent versus 32.2 percent in the same period last year.

Cash and investments were $270.9 million as of June 29, 2013, compared to $262.1 million as of March 30, 2013, and $260.4 million as of December 29, 2012.

GUIDANCE FOR FISCAL 2013

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see the additional information below.

The company reaffirmed prior guidance for fiscal 2013 revenues, which are expected to be in the range of $490 million to $510 million. For fiscal 2013 net income per share, the company has adjusted its GAAP and non-GAAP guidance to account for the previously disclosed $6-7 million of recurring operating expenses (approximately $0.07 per share on an after-tax basis) associated with the development of DuraHeart II, which Thoratec recently acquired. GAAP net income per share guidance has also been adjusted to include $1.3 million of transaction-related expenses incurred through the end of the second quarter. Following these adjustments, GAAP net income per diluted share is expected to be in the range of $1.23 to $1.33, and non-GAAP net income per diluted share is expected to be in the range of $1.69 to $1.79. Guidance above does not include the impact of the DuraHeart II acquisition's purchase price allocation (which has not yet been finalized) and any incremental transaction-related expenses that may be incurred during the second half of the year; however, these items will not affect results on a non-GAAP basis.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (719) 325-2396, passcode 9195808. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Thursday, August 8, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 9195808.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by the company's products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP shares used to compute diluted net income per share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors' operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company's business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax effected impact of share-based compensation expense, the amortization of purchased intangible assets, acquisition related transaction costs, and Levitronix Medical fair market value (FMV) inventory adjustments related to the acquisition.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP shares used to compute diluted net income per share consists of GAAP shares used to compute diluted net income per share adjusted for any exclusions made in conjunction with the application of the two-class method for calculating net income per share.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense, the amortization of purchased intangible assets, and Levitronix Medical FMV inventory adjustments related to the acquisition.

Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, amortization of purchased intangible assets, and acquisition related transaction costs.

Non-GAAP tax expense consists of the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.

Management believes that it is useful in measuring Thoratec's operations to exclude the amortization of purchased intangible assets. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allow investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company's business operations.

To enable investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded Levitronix Medical FMV inventory adjustments related to the acquisition as they are infrequent in nature.

There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee's compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec's financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP Condensed Consolidated Statements of Operations for the three and six month periods ending June 29, 2013 and June 30, 2012:

THORATEC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Product sales	$ 130,479	$ 118,659	$ 248,204	$ 245,428
Cost of product sales	41,000	36,022	76,073	74,909
Gross profit	89,479	82,637	172,131	170,519
Operating expenses:
Selling, general and administrative	34,924	32,013	69,669	63,214
Research and development	21,506	19,808	46,019	39,504
Total operating expenses	56,430	51,821	115,688	102,718
Income from operations	33,049	30,816	56,443	67,801
Other income and (expense):
Interest expense	-	-	(4)	(3)
Interest income and other	213	88	1,330	822
Income before income taxes	33,262	30,904	57,769	68,620
Income tax expense	(10,073)	(10,096)	(16,410)	(22,326)
Net income	$ 23,189	$ 20,808	$ 41,359	$ 46,294

Net income per share- Basic:	$ 0.40	$ 0.35	$ 0.72	$ 0.79

Net income per share- Diluted:	$ 0.40	$ 0.35	$ 0.71	$ 0.78

Shares used to compute net income per share:
Basic	57,429	58,737	57,457	58,587
Diluted	58,120	59,518	58,398	59,513

The following table presents our quarterly revenues by source for the first and second quarter of fiscal 2013 and for the full year of fiscal 2012:

THORATEC CORPORATION
Quarterly Revenue Analysis
(Unaudited)
(in millions)

Three Months Ended
	June 29, 2013	March 30, 2013	December 29, 2012	September 29, 2012	June 30, 2012	March 31, 2012

Revenue by Product Line
HeartMate	$ 115.7	$ 102.9	$ 110.8	$ 105.9	$ 106.2	$ 111.7
PVAD & IVAD	2.7	3.8	5.6	3.8	3.8	5.8
CentriMag (1)	11.5	10.4	11.5	7.5	8.0	8.7
Other	0.6	0.6	0.6	0.6	0.6	0.6
Total	$ 130.5	$ 117.7	$ 128.5	$ 117.8	$ 118.6	$ 126.8

Revenue by Category
Pump	$ 93.5	$ 84.3	$ 93.0	$ 85.0	$ 85.7	$ 92.6
Non-Pump	36.4	32.8	34.9	32.2	32.3	33.6
Other	0.6	0.6	0.6	0.6	0.6	0.6
Total	$ 130.5	$ 117.7	$ 128.5	$ 117.8	$ 118.6	$ 126.8

Revenue by Geography
United States	$ 98.8	$ 92.3	$ 102.0	$ 97.5	$ 97.1	$ 103.9
International	31.7	25.4	26.5	20.3	21.5	22.9
Total	$ 130.5	$ 117.7	$ 128.5	$ 117.8	$ 118.6	$ 126.8

(1) CentriMag includes PediMag/PediVAS® sales

The following table presents our quarterly pump units by geography for the first and second quarter of fiscal 2013 and for the full year of fiscal 2012:

THORATEC CORPORATION
Quarterly Pump Units
(Unaudited)

	Three months ended
Units by Geography	June 29, 2013	March 30, 2013	December 29, 2012	September 29, 2012	June 30, 2012	March 31, 2012
United States	770	716	812	781	773	838
International	287	219	254	208	212	219
Total (1)	1,057	935	1,066	989	985	1,057

(1) Excludes CentriMag and PediMag/PediVAS units

The following table reconciles the specific items excluded from GAAP net income in the calculation of non-GAAP net income and diluted net income per share for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
Net income reconciliation	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net income on a GAAP basis	$ 23,189	$ 20,808	$ 41,359	$ 46,294
Share-based compensation expense:
- Cost of product sales	616	573	1,187	976
- Selling, general and administrative	4,625	3,409	8,308	6,388
- Research and development	1,964	1,587	3,878	3,103
Amortization of purchased intangibles:
- Cost of product sales	1,703	2,072	3,417	4,144
- Selling, general and administrative	748	601	1,500	1,203
- Research and development	82	82	164	164
Levitronix Medical FMV inventory adjustments	-	274	-	630
Acquisition related transaction costs	1,344	-	1,344	-
Income tax effect of non-GAAP adjustments	(3,900)	(2,617)	(6,830)	(5,513)
Net income on a non-GAAP basis	$ 30,371	$ 26,789	$ 54,327	$ 57,389

	Three Months Ended		Six Months Ended
Diluted net income per share reconciliation	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Diluted net income per share on a GAAP basis	$ 0.40	$ 0.35	$ 0.71	$ 0.78
Share-based compensation expense:
- Cost of product sales	0.01	0.01	0.02	0.01
- Selling, general and administrative	0.08	0.06	0.14	0.11
- Research and development	0.04	0.03	0.07	0.05
Amortization of purchased intangibles:
- Cost of product sales	0.03	0.03	0.06	0.07
- Selling, general and administrative	0.01	0.01	0.03	0.02
- Research and development	0.00	-	0.00	-
Levitronix Medical FMV inventory adjustments	-	-	-	0.01
Acquisition related transaction costs	0.02	-	0.02	-
Income tax effect of non-GAAP adjustments	(0.07)	(0.04)	(0.12)	(0.09)
Diluted net income per share on a non-GAAP basis	$ 0.52	$ 0.45	$ 0.93	$ 0.96

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Shares used to compute diluted net income per share reconciliation

Shares used in calculation of diluted net income per share -- GAAP	58,120	59,518	58,398	59,513
Weighted average unvested restricted stock awards (1)	-	-	-	25
Shares used in calculation of diluted net income per share -- non-GAAP	58,120	59,518	58,398	59,538

(1)  The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of  0 and 25,000 for the six months ended June 29,2013 and June 30, 2012, respectively.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin in the calculation of non-GAAP gross profit and gross margin for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
	June 29, 2013		June 30, 2012		June 29, 2013		June 30, 2012

Gross profit on a GAAP basis	$ 89,479	68.6%	$ 82,637	69.6%	$ 172,131	69.4%	$ 170,519	69.5%
Share-based compensation expense	616		573		1,187		976
Amortization of intangibles	1,703		2,072		3,417		4,144
Levitronix Medical FMV inventory adjustments	-		274		-		630
Gross profit on a non-GAAP basis	$ 91,798	70.4%	$ 85,556	72.1%	$ 176,735	71.2%	$ 176,269	71.8%

The following table reconciles the specific items excluded from GAAP operating expenses in the calculation of non-GAAP operating expenses for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Operating expenses on a GAAP basis	$ 56,430	$ 51,821	$ 115,688	$ 102,718
Share-based compensation expense:
- Selling, general and administrative	(4,625)	(3,409)	(8,308)	(6,388)
- Research and development	(1,964)	(1,587)	(3,878)	(3,103)
Amortization of purchased intangibles:
- Selling, general and administrative	(748)	(601)	(1,500)	(1,203)
- Research and development	(82)	(82)	(164)	(164)
Acquisition related transaction costs	(1,344)	-	(1,344)	-
Operating expenses on a non-GAAP basis	$ 47,667	$ 46,142	$ 100,494	$ 91,860

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense
(Unaudited)
(in thousands)

	Three Months Ended				Six Months Ended
	June 29, 2013		June 30, 2012		June 29, 2013		June 30, 2012

Tax expense on a GAAP basis	$ 10,073	30.3%	$ 10,096	32.7%	$ 16,410	28.4%	$ 22,326	32.5%
Share-based compensation expense	2,932		2,469		5,547		4,478
Amortization of purchased intangibles	892		1,011		1,786		2,023
Excess compensation limitations and other	(439)		(973)		(1,018)		(1,240)
Levitronix Medical FMV inventory adjustments	-		110		-		252
Acquisition related transaction costs	515		-		515		-
Tax expense on a non-GAAP basis	$ 13,973	31.5%	$ 12,713	32.2%	$ 23,240	30.0%	$ 27,839	32.7%

The following table reconciles the guidance on a GAAP basis and non-GAAP basis for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Net income per diluted share reconciliation	For the Fiscal Year Ended 2013
	From	To

Net income per diluted share on a GAAP basis	$ 1.23	$ 1.33
Share-based compensation expense	0.32	0.31
Amortization of purchased intangibles	0.13	0.13
Acquisition related transaction costs	0.02	0.02
Tax rate effect on Non-GAAP earnings	(0.01)	-
Net income per diluted share on a non-GAAP basis	$ 1.69	$ 1.79

Shares used in calculation of net income per diluted share - GAAP and Non-GAAP	58,500	58,500

About Thoratec

Thoratec is the world leader in mechanical circulatory support with the broadest product portfolio to treat the full range of clinical needs for patients suffering from advanced heart failure. The company's products include the HeartMate LVAS and Thoratec VAD, with more than 20,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures and markets the CentriMag and PediMag / PediVAS product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and HeartMate III, HeartMate PHP and IVAD are trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2012 financial results or future performance contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, "believes," "views," "expects," "plans," "projects," "hopes," "could," "will," "estimates," and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec's control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products, including development and clinical trial timing, and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address quality issues adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec's public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, "Risk Factors," in Thoratec's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

CONTACT: Neil Meyer, Director of Investor Relations, Thoratec Corporation, (925) 738-0029